Exhibit 99.4

MASTER FAQ

GENERAL (employees, partners, media)

1.	What was announced today?

●	I want to start by saying that today’s good news is thanks to everyone’s hard work and the shared belief that consumer products can and should be a positive force for human and environmental good.

●	I am incredibly proud of our team and want to thank you for your dedication and passion that have driven such success over the last several years.

●	Grove Collaborative (“Grove”) will merge with Virgin Group Acquisition Corp. II (“VGII’”), a special purpose acquisition company (“SPAC”) sponsored by Virgin Group, and commenced a process that will result in Grove’s becoming a public company in the U.S.

●	When the deal closes, which we expect will happen in late Q1 or early Q2 2022, we will be listed on the New York Stock Exchange (“NYSE”) under the “GROV” ticker symbol, and we will continue to operate under the Grove Collaborative name.

●	Grove’s current management team will continue in its respective roles, and there will be no meaningful changes to how we do business. [when sharing with employees, call out “Employee Impact” section for them to learn more about communicating as a public company]

●	This step forward will enable us to build on our position as a leading sustainable consumer products company that’s fueled by a mission to transform the consumer products industry into a force for human and environmental good, and to make it easy for people to switch to healthier and more sustainable routines.

●	Leveraging this opportunity with VGII will fuel our growth and drive our continued product innovation, consumer education and enhanced customer experience. It will also help us to reach our goal of becoming 100% plastic free by 2025.

2.	What is a SPAC?

●	A SPAC is a “special purpose acquisition company.” A SPAC merger is simply one way in which a company can go public, others include an initial public offering (“IPO”) or a direct listing.

3.	Why did Grove Collaborative decide to go through a SPAC and not a traditional IPO or direct listing?

●	By merging with VGII to become a public company, we immediately elevate the opportunities and resources available to us as we continue to grow, including customer acquisition and access to capital that will provide significant benefits as we jointly work toward our future growth.

●	Virgin Group’s values align with ours. Their mission statement is "Virgin’s purpose is to change business for good." A partnership with them, which also comes with access to additional capital, will help us accelerate our ability to achieve Grove’s mission to change consumer products into a force for good.

●	We believe this key strategic business decision is the right course of action to take in the current market environment because it provides Grove with all the benefits that come from becoming a public company, along with a great partner to help us get there.

TRANSACTION (employees, partners, media)

4.	Who is Virgin Group Acquisition Corp. II, (“VGII’”)?

●	Virgin Group Acquisition Corp. II (“VGII’”) is a NYSE-listed SPAC, sponsored by Virgin Group, that seeks to identify, acquire, and build the value of a company like Grove that has the potential for sustained growth.

●	With a 50-year track record of success and as one of the world’s most recognized and respected brands, Virgin Group has a strong portfolio of Virgin brand companies, as well as investments in companies outside of the Virgin brand including Pinterest, RING, Slack, Square and Twitter.

●	And most recently, its other SPAC, Virgin Group Acquisition Corp., closed its business combination with 23andMe, a leading consumer genetics and research company.

●	With a purpose to “change business for good,” Virgin Group recognized the vast opportunities that are ahead for Grove, our exceptional brand, our commitment to sustainability and was impressed with our success as a private company.

●	VGII can bring strategic and financial resources to bear on behalf of Grove, and we look forward to our partnership with them.

●	VGII will nominate an appointee to the Grove Board upon the closing of the business combination.

5.	Why did you choose to work with VGII?

●	We were impressed with the heritage of Virgin Group, the sponsor behind VGII. Virgin Group’s mission to change business for good - to “create unique customer experiences, challenge the status quo and champion people and the planet” - aligns with Grove’s values.

●	Virgin is known for shaking up the status quo to build businesses that lift experiences out of the ordinary. We believe a partnership with VGII will accelerate Grove’s ability to fuel our commitment in growing a purpose-driven and consumer-centric brand and business - and enable us to fulfill our mission – to become the leading sustainable consumer products company that is transforming the consumer products industry to a more sustainable future.

6.	Why did VGII identify Grove as an opportunity?

●	Grove is the leader in a sustainable future for CPG – Grove’s sustainability-first mindset and commitment to people and the planet are unmatched by competitors, which will continue to drive outsized value creation as consumers increasingly shift towards and commit to sustainable and natural products.

●	Grove’s product innovation and ambitious plastic-free goal is fueling a sustainable future – With the ability to innovate quickly as a digitally native company and access to millions of customers, Grove is at the forefront of the growing demand for purpose-led home and personal care products that are high performing, healthy and sustainable. As a leader in the space with an ambitious goal of becoming 100% plastic free by 2025, Grove is poised to capitalize on this demand.

●	Grove has tremendous scale opportunity - Expected revenue of $385 million in 2021 represents only a fraction of the $180 billion addressable market for home and personal care in the US, leaving tremendous opportunity for growth domestically and internationally.

●	Rapid growth and broad consumer adoption – Proven ability to drive growth as the #1 brand in a fast-growing space, with a 54% revenue CAGR from 2018-

2021E and projected growth to $600 million in 20241, reflecting high levels of brand engagement from customers across a diverse demographic set with repeat purchase behavior and long-term retention. Grove has consistently out-grown the cleaning category and is poised to accelerate as growth normalizes post-Covid.

●	Strong and increasing margins – Healthy 50% gross margins expected in 2021 and projected to grow to 56%[2] by 2024 as the Company scales, drives brand awareness and continues to increase the mix of owned-brand products.

●	World class management team - Management team possesses deep sustainability, CPG, and tech experience, and has demonstrated a long track record of success.

7.	Does this mean you are a public company now?

●	Today’s announcement does not yet make us a public company nor does it guarantee that we will close the business combination. Simply put, we have signed a definitive agreement to move forward with the process.

●	There is still work ahead for us. While the transaction has unanimous approval from Grove and VGII’s boards, we must complete the SEC review process and secure shareholder approval for the transaction. This process typically takes a few months.

●	That said, we should act as if we are a public company. Please see the “Employee Impact” section below for guidance on how this impacts your external communications.

8.	What were the terms of the acquisition?

●	The business combination values Grove at an implied $1.5 billion post-money enterprise value.

●	Concurrent with the business combination, new and existing investors including Lone Pine Capital, Sculptor Capital Management, General Atlantic and Paul

Polman, have committed $87 million in a private placement (PIPE). The PIPE, along with cash in trust held by VGII will provide Grove with up to $435 million in cash on the balance sheet upon completion of the business combination, after transaction expenses and assuming no redemptions.

●	Additionally, VGII will nominate an appointee to the Grove board once the transaction closes.

9.	When is the deal expected to close / when will Grove become public?

●	The proposed transaction is expected to close in late Q1 or early Q2 2022, we will be listed on the NYSE under the ticker symbol “GROV”, and we will continue to operate under the Grove Collaborative name.

NEW COMPANY (employees, partners, media)

10.	Who will run the new company?

●	Stuart Landesberg will continue to lead Grove as Chief Executive Officer along with the Grove’s experienced management team who will continue in their respective roles.

●	The final board composition of the new public company will be announced at a later date.

11.	Will there be executive staff changes?

●	There are no expected executive staffing changes or staffing changes across the business as a direct result of Grove becoming a publicly-traded company.

12.	What will the name of the newly public company be?

●	Upon closure of the transaction, the new public company will maintain the Grove Collaborative name and branding. Our operating company will remain Grove Collaborative, Inc., and the publicly traded company will be Grove Collaborative Holdings, Inc.

●	Both companies will continue to be Delaware public benefit corporations.

13.	Where will the company be based?

●	There are no plans to make any changes to Grove’s current offices or locations.

14.	Will this transaction create jobs?

●	This transaction is about supporting the growth of Grove.

●	We believe that if we continue our growth trajectory as a public company, we are well positioned to lead in the sustainable consumer products category, creating more access to sustainable consumer products and reaching new heights with our Beyond Plastic initiative.

●	We remain focused as ever on growing our business and on increasing profitability. We don’t expect any change to our overall hiring and people strategy as a result of this transaction.

15.	Does this impact anything in the near term in regard to contracts and partnerships that we have?

●	No. We don’t expect this to impact your day-to-day work or priorities. Should this change, we will share communication as relevant.

EXPANSION/GROWTH (employees, partners, media)

16.	Is this the right market/time for expansion?

●	Sustainable consumer products trends consistently point to a growing demand for purpose-led home and personal care products that are high performing and are planet friendly – as a leader in the space, Grove is poised to capitalize on this demand and continue our growth trajectory.

17.	How does this deal help with growth?

●	Leveraging this opportunity with VGII will fuel our future growth, as we will use the proceeds from the transaction to invest in our key growth initiatives, acquisitions, and provide additional working capital. Additionally, we expect that due to the high profile of VGII, Grove’s brand awareness and ability to attract new customers will increase.

EMPLOYEE IMPACT (employees)

18.	What does this mean for me as an employee of Grove?

●	Becoming a public company with a partner like VGII will benefit Grove in many ways.

o	Brand name recognition and enhanced visibility as a public company, and due to the high profile of VGII

o	Access to industry leaders and to new board members from one of the most recognizable brands in the world

o	Access to public equity markets

o	Liquidity in our stock

●	From a day-to-day perspective, there will be no meaningful changes to the team or how we do business - as it would be business as usual.

●	However, as we enter this new chapter, there are some rules we all must follow. There will be new reporting requirements, some restrictions on financial trading, and the U.S. Securities and Exchange Commission (“SEC”) has strict guidelines governing external communications.

●	To avoid delays or any other repercussions the SEC might impose if we do not adhere to these rules, we must avoid speaking publicly about this process and our business metrics and financials.

o	Accordingly, you must refrain from making statements about our Company or our performance in open forums (e.g., online, to friends, on Facebook, Twitter, LinkedIn, via email, to existing or prospective consumers, etc.).

o	This means you cannot share or promote anything other than what Grove puts on our Company channels.

o	So while you can share the LinkedIn update and Tweet from Grove’s page, you cannot share any related news articles about the transaction or discuss the topic on social media, with family and friends, etc. Please see the social media guidelines policy in our Employee Handbook, available HERE.

●	If someone (outside of the media) asks you about Grove’s plans to go public or its company fundamentals, the best response is something polite like, “We’re really proud and excited, but it’s business as usual at Grove.”

●	If a member of the media or investor community approaches you with questions, you can say something like, “I can’t speak to that, but I would be happy to connect you with the appropriate team members.”

●	For any inquiries from the media, investors or otherwise, please forward details of the inquiry to IR@grove.co to a team who can help handle such requests appropriately during this sensitive time.

●	Additionally, if you have any plans to participate in a public event, policy forum, conference, regulatory intervention, or anything else of that nature, please check in with VP of Communications, Meika Hollender, at meika@grove.com so that we can make sure you are aware of any updated restrictions or guidance. In some cases, we may need to transcribe your remarks and submit them to the SEC.

●	As soon as you receive any new speaking requests, please share them with VP of Communications, Meika Hollender, at meika@grove.com for approval.

19.	How does this benefit me as an employee of Grove Collaborative?

●	One major benefit of our merger with VGII and our ultimate IPO will be that our employees will have liquidity of their shares.

●	We believe entering the public markets will significantly help us to execute our growth strategies.

●	We should all be proud of the tremendous accomplishments we have achieved as a team to get us to this point!

20.	What does this mean for my equity?

●	We know there are a lot of questions on this topic which is why starting in the new year we will host a series of sessions to go over how this transaction and our ultimate IPO will impact equity.

●	For additional questions contact equity@grove.co

21.	Can I buy stock in the company?

●	Once Grove is publicly-traded following the closing of the transaction, you will be able to purchase Grove shares in the open market. Please know, there will be certain “blackout” periods where stock cannot be bought or sold by employees (typically when we are in the process of reporting our quarterly results).

●	Going forward, you should check with Nathan Francis at nfrancis@grove.co prior to any transactions that involve the Grove’s stock.

●	It’s important to note that federal securities laws prohibit directors, officers, employees and others who are aware of material non-public information about a company from trading on that information. Disclosing material non-public information to others who then trade on it is also against the law, and both the person who discloses the information and the person who trades on it are liable. These illegal activities are commonly referred to as “insider trading.”

●	The prohibition against insider trading extends not only to trading in the Company’s securities but also to the securities of any other organization with which we do business if the employee gains the information at work.

22.	Can I buy stock in VGII now while the transaction is being processed?

●	The legal team will provide guidance internally about what employees can and cannot do with respect to buying VGII stock.

CUSTOMER IMPACT (customers)

23.	What does this mean for me as a customer of Grove?

●	The Company will continue to operate under the Grove Collaborative name and there will be no meaningful changes to the team or how we do business.

●	Our relationship with our consumers remains unchanged.

●	Billing and payments will be handled as they have always been.

●	The Grove Collaborative vision – to become the leading sustainable consumer products company fueled by a mission to transform the consumer products industry into a force for human and environmental good, and make it easy for people to switch to healthier and more sustainable routines – will continue to be rooted in our relationships with our customers.

●	Thank you for your support and we are excited to continue to build on our shared success as Grove begins the next chapter of our Company’s journey with you.

VENDOR / SUPPLIER / PARTNER IMPACT (partners)

24.	What does this mean for me as a vendor / supplier / partner of Grove?

●	The Company will continue to operate under the Grove name and our relationship with our partners remains unchanged.

●	At the conclusion of the transaction, we see several positives for our partners including:

▪	Grove will have access to more resources which will fuel our growth, and more growth for Grove means more growth of our partners.

▪	More cash flow which means less counterparty risk

●	Billing and payments will be handled as they have always been.

●	Please use this e-mail template to share the news with any of our key vendors:

As you may have heard, today is a big day for Grove! Please see details of our announcement <link to press release found on IR site>. If you have any questions, don’t hesitate to reach out.

Thank you for being a part of building a more sustainable future.

Additional Information and Where to Find It

In connection with the business combination, Virgin Group Acquisition Corp. II (“VGAC II”) intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of VGAC II, and after the registration statement is declared effective, VGAC II will mail a definitive proxy statement/prospectus relating to the business combination to its shareholders. This communication does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. VGAC II’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the business combination, as these materials will contain important information about Grove Collaborative, Inc. (“Grove”), VGAC II and the business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the business combination will be mailed to shareholders of VGAC II as of a record date to be established for voting on the business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Virgin Group Acquisition Corp. II, 65 Bleecker Street, 6th Floor, New York, New York 10012.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

VGAC II, Grove and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of VGAC II’s shareholders in connection with the business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of VGAC II’s shareholders in connection with the business combination will be set forth in VGAC II’s registration statement on Form S-4, including a proxy statement/prospectus, when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of VGAC II’s directors and officers in VGAC II’s filings with the SEC and such information will also be in the registration statement to be filed with the SEC by VGAC II, which will include the proxy statement/prospectus of VGAC II for the business combination.

Caution Concerning Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements that may be contained in this communication are based on our current expectations and beliefs made by the management of VGAC II and Grove in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on VGAC II and Grove as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting VGAC II or Grove will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the VGAC II stockholders will approve the transaction, regulatory approvals, product and service acceptance, and that, Grove will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of VGAC II’s filings with the SEC, and in VGAC II’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this communication are made as of the date hereof, based on information available to VGAC II and Grove as of the date hereof, and VGAC II and Grove assume no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.